Exhibit 99.1

CPSI Announces Third Quarter 2016 Results

Company Announces Quarterly Cash Dividend of $0.24 Per Share

MOBILE, Ala.--(BUSINESS WIRE)--November 3, 2016--CPSI (NASDAQ: CPSI):

Highlights for Third Quarter 2016:

  Revenues of $64.7 million;
  Quarterly bookings of $20.9 million;
  12-month backlog of $228.3 million;
  GAAP earnings per diluted share of $0.12 and non-GAAP earnings per diluted share of $0.34;
  GAAP net income of $1.6 million and Adjusted EBITDA of $11.8 million;
  Cash provided by operations of $5.9 million; and
  Quarterly dividend of $0.24 per share.

CPSI (NASDAQ: CPSI), a leading provider of healthcare information solutions, today announced results for the third quarter and nine months ended September 30, 2016.

The Company also announced that its Board of Directors has declared a quarterly cash dividend of twenty-four cents ($0.24) per share, payable on December 2, 2016, to stockholders of record as of the close of business on November 17, 2016. This quarterly cash dividend is consistent with the variable dividend policy approved by the Company’s Board of Directors and previously announced on August 4, 2016.

Total revenues for the third quarter ended September 30, 2016, were $64.7 million, compared with total revenues of $44.6 million for the prior-year third quarter. Net income for the quarter ended September 30, 2016, was $1.6 million, or $0.12 per diluted share, compared with net income of $3.5 million, or $0.31 per diluted share, for the quarter ended September 30, 2015. Cash provided by operations for the third quarter of 2016 was $5.9 million, compared with $8.9 million for the prior-year third quarter.

Total revenues for the nine months ended September 30, 2016, were $202.7 million, compared with total revenues of $137.9 million for the prior-year period. Net income for the nine months ended September 30, 2016, was $1.9 million, or $0.15 per diluted share, compared with $15.0 million, or $1.32 per diluted share, for the nine months ended September 30, 2015. Cash used by operations for the first nine months of 2016 was $2.6 million, compared with cash provided by operations of $26.3 million for the prior-year period.

“While there are changing market dynamics creating a degree of uncertainty throughout our industry, we believe there is no better time to be investing in and focusing on our vision and the integral role we will play in the delivery of healthcare to rural communities in the coming years,” said Boyd Douglas, president and chief executive officer of CPSI. “In collaboration with those organizations and providers who are caring for those rural communities every day, we share a common goal of keeping these organizations strong and their communities healthy. We continue to be extremely pleased with the positive impact the Healthland acquisition is having on our current business, our future position in the market and within our customer base. Our Healthland customer retention rates continue to hold strong following the acquisition, supporting an expected increase in our services revenue and paving the way for increased demand of future add-on sales associated with MU3, as well as new solutions and services that will support population health.”

Commenting on the Company's financial performance for the quarter, Matt Chambless, chief financial officer of CPSI, stated, “Despite the negative effect on the third quarter’s revenues caused by a heavy mix of cloud-based Thrive EHR installations, this quarter marked a return to positive operating cash flows for the Company. The working capital investments we made during the second quarter of 2016 have proven to be more than adequate, and our post-acquisition integration and synergy plans continue to be managed and executed effectively.”

“Our pipeline for system sales continues to be strong and remains in line with pre-Meaningful Use levels; however, with the current replacement market, we are managing a slowdown in the conversion of our pipeline to bookings. Coupled with the end of government stimulus funding as a strong driver for add-on sales, this has created a challenging environment for achieving our desired levels of system sales and bookings growth. We continue to be encouraged by the traction that TruBridge and Rycan are gaining into our expanded customer base, including our post-acute care clients. We view these as key factors in supporting continued growth in our recurring revenues, improved profitability, and enhanced returns for our shareholders,” added Chambless.

Douglas concluded, “Our family of companies is focused on all aspects of healthcare delivery from ambulatory to acute care to post-acute care, encompassing not only the clinical aspects, but the financial operations as well. With this framework, we are in a very unique position to help our clients successfully navigate the challenges ahead.”

CPSI will hold a live webcast to discuss third quarter 2016 results today, Thursday, November 3, 2016, at 4:30 p.m. Eastern time. A 30-day online replay will be available approximately one hour following the conclusion of the live webcast. To listen to the live webcast or access the replay, visit the Company's website, www.cpsi.com.

About CPSI

CPSI is a leading provider of healthcare IT solutions and services for rural and community hospitals and post-acute care facilities. Founded in 1979, CPSI is the parent of five companies – Evident, LLC, TruBridge, LLC, Healthland Inc., American HealthTech, Inc., and Rycan Technologies, Inc. Our combined company is focused on helping improve the health of the communities we serve, connecting communities for a better patient care experience, and improving the financial operations of our customers. Evident provides comprehensive EHR solutions and services for rural and community hospitals. TruBridge focuses exclusively on providing business management, consulting and managed IT services to rural and community healthcare organizations, regardless of their IT vendor. Healthland provides integrated technology solutions and services to small rural and critical access hospitals. American HealthTech is one of the nation’s largest providers of financial and clinical technology solutions and services for post-acute care facilities. Rycan provides revenue cycle management workflow and automation software to hospitals, healthcare systems, and skilled nursing organizations. For more information, visit www.cpsi.com, www.evident.com, www.trubridge.com, www.healthland.com, www.healthtech.net, or www.rycan.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified generally by the use of forward-looking terminology and words such as "expects," "anticipates," "estimates," "believes," "predicts," "intends," "plans," "potential," "may," "continue," "should," "will" and words of comparable meaning. Without limiting the generality of the preceding statement, all statements in this press release relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, shareholder returns and future financial results are forward-looking statements. We caution investors that any such forward-looking statements are only predictions and are not guarantees of future performance. Certain risks, uncertainties and other factors may cause actual results to differ materially from those projected in the forward-looking statements. Such factors may include: overall business and economic conditions affecting the healthcare industry, including the potential effects of the federal healthcare reform legislation enacted in 2010, and implementing regulations, on the businesses of our hospital customers; government regulation of our products and services and the healthcare and health insurance industries, including changes in healthcare policy affecting Medicare and Medicaid reimbursement rates and qualifying technological standards; changes in customer purchasing priorities, capital expenditures and demand for information technology systems; saturation of our target market and hospital consolidations; general economic conditions, including changes in the financial and credit markets that may affect the availability and cost of credit to us or our customers; our substantial indebtedness, and our ability to incur additional indebtedness in the future; our inability to generate sufficient cash in order to meet our debt service obligations; restrictions on our current and future operations because of the terms of our senior secured credit facilities; market risks related to interest rate changes; our ability to successfully integrate the businesses of Healthland, American HealthTech and Rycan with our business and the inherent risks associated with any potential future acquisitions; competition with companies that have greater financial, technical and marketing resources than we have; failure to develop new or enhance current technology and products in response to market demands; failure of our products to function properly resulting in claims for losses; breaches of security and viruses in our systems resulting in customer claims against us and harm to our reputation; failure to maintain customer satisfaction through new product releases or enhancements free of undetected errors or problems; interruptions in our power supply and/or telecommunications capabilities, including those caused by natural disaster; our ability to attract and retain qualified customer service and support personnel; failure to properly manage growth in new markets we may enter; misappropriation of our intellectual property rights and potential intellectual property claims and litigation against us; changes in accounting principles generally accepted in the United States; fluctuations in quarterly financial performance due to, among other factors, timing of customer installations; and other risk factors described from time to time in our public releases and reports filed with the Securities and Exchange Commission, including, but not limited to, our most recent Annual Report on Form 10-K. Relative to our dividend policy, the payment of cash dividends is subject to the discretion of our Board of Directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our Board of Directors. In the future, our Board of Directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions. We also caution investors that the forward-looking information described herein represents our outlook only as of this date, and we undertake no obligation to update or revise any forward-looking statements to reflect events or developments after the date of this press release.

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Condensed Consolidated Statements of Income (in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Sales revenues:
System sales and support	$47,329	$28,094	$150,270	$90,021
Business management, consulting and managed IT services	17,334	16,523	52,451	47,922
Total sales revenues	64,663	44,617	202,721	137,943

Costs of sales:
System sales and support	21,739	12,825	68,968	40,126
Business management, consulting and managed IT services	9,973	9,065	29,414	25,929
Total costs of sales	31,712	21,890	98,382	66,055

Gross profit	32,951	22,727	104,339	71,888

Operating expenses:
Product development	8,397	3,554	23,766	10,706
Sales and marketing	6,894	4,564	20,341	13,895
General and administrative	10,815	10,348	42,370	26,806
Amortization of acquisition-related intangibles	2,601	–	7,580	–
Total operating expenses	28,707	18,466	94,057	51,407

Operating income	4,244	4,261	10,282	20,481

Other income (expense):
Other income	53	137	121	335
Interest expense	(1,717)	–	(4,828)	–
Total other income (expense)	(1,664)	137	(4,707)	335

Income before taxes	2,580	4,398	5,575	20,816
Provision for income taxes	981	859	3,643	5,865
Net income	$1,599	$3,539	$1,932	$14,951

Net income per common share - basic and diluted	$0.12	$0.31	$0.15	$1.32

Weighted average shares outstanding used in per common share computations – basic and diluted	13,327	11,091	13,224	11,074

COMPUTER PROGRAMS AND SYSTEMS, INC. Condensed Consolidated Balance Sheets (in thousands, except per share data)

	Sept. 30, 2016	Dec. 31, 2015
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$3,656	$24,951
Investments	-	10,824
Accounts receivable, net of allowance for doubtful accounts of $1,797 and $1,216, respectively	29,943	22,594
Financing receivables, current portion, net	7,628	10,576
Inventories	1,681	1,495
Deferred tax assets	-	2,335
Prepaid income taxes	1,264	427
Prepaid expenses and other	3,776	1,356
Total current assets	47,948	74,557

Property and equipment, net	14,164	14,351
Financing receivables, net of current portion	4,607	1,569
Intangible assets, net	109,720	-
Goodwill	166,109	-
Deferred tax assets	-	2,311
Total assets	$342,548	$92,788

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,334	$4,591
Current portion of long-term debt	5,075	-
Deferred revenue	8,655	3,821
Accrued vacation	4,873	3,412
Other accrued liabilities	8,068	5,598
Total current liabilities	34,005	17,422

Long-term debt, less current portion	150,587	-
Deferred tax liabilities	1,707	-
Total liabilities	186,299	17,422

Stockholders' equity:
Common stock, par value $0.001 per share, 30,000 shares authorized, 13,533 and 11,303 shares issued and outstanding	13	11
Additional paid-in capital	144,943	44,187
Accumulated other comprehensive loss	-	(38)
Retained earnings	11,293	31,206
Total stockholders' equity	156,249	75,366
Total liabilities and stockholders' equity	$342,548	$92,788

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Condensed Consolidated Statements of Cash Flows (in thousands)

	Nine Months Ended September 30,
	2016	2015
Operating activities:
Net income	$1,932	$14,951
Adjustments to net income:
Provision for bad debt	722	741
Deferred taxes	3,735	(1,250)
Stock-based compensation	4,023	3,998
Deficient (excess) tax benefit from stock-based compensation	(50)	211
Depreciation	2,422	2,499
Intangible amortization	7,580	-
Amortization of deferred finance costs	501	-
Changes in operating assets and liabilities:
Accounts receivable	(1,489)	365
Financing receivables	1,301	4,000
Inventories	31	(90)
Prepaid expenses and other	808	(688)
Accounts payable	(5,095)	824
Deferred revenue	(11,365)	(2,012)
Other liabilities	(6,841)	3,054
Income taxes payable/prepaid income taxes	(788)	(278)
Net cash (used in) provided by operating activities	(2,573)	26,325

Investing activities:
Purchases of property and equipment	(39)	(447)
Purchases of investments	-	(117)
Purchase of business, net of cash received	(162,611)	-
Sale of investments	10,861	-
Net cash used in investing activities	(151,789)	(564)

Financing activities:
Dividends paid	(21,845)	(21,709)
Proceeds from long-term debt	156,572	-
Payments of long-term debt	(2,344)	-
Payments of contingent consideration	(500)	-
Proceeds from stock option exercise	1,134	-
Excess (deficit) tax benefit from stock-based compensation	50	(211)
Net cash provided by (used in) financing activities	133,067	(21,920)

Net (decrease) increase in cash and cash equivalents	(21,295)	3,841

Cash and cash equivalents, beginning of period	24,951	23,792
Cash and cash equivalents, end of period	$3,656	$27,633

COMPUTER PROGRAMS AND SYSTEMS, INC. Unaudited Other Supplemental Information Consolidated Bookings (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
System sales and support(1)	$16,955	$13,132	$55,541	$41,038
Business management, consulting and managed IT services(2)	3,929	5,582	12,442	15,735
Total	$20,884	$18,714	$67,983	$56,773
(1)	Generally calculated as the total contract price (for system sales) and annualized contract value (support).
(2)	Generally calculated as the total contract price (for non-recurring, project-related amounts) and annualized contract value (for recurring amounts).

COMPUTER PROGRAMS AND SYSTEMS, INC. Reconciliation of Non-GAAP Financial Measures (in thousands, except per share data)

Adjusted EBITDA	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income, as reported	$1,599	$3,539	$1,932	$14,951
Deferred revenue and other acquisition-related adjustments	516	-	2,226	-
Depreciation expense	682	673	2,422	2,499
Amortization of acquisition-related intangible assets	2,601	-	7,580	-
Stock-based compensation	1,146	1,383	4,023	3,998
Transaction-related costs	69	-	8,087	-
Interest expense and other, net	1,664	(137)	4,707	(335)
Provision for income taxes, net of cash benefits from NOL utilization	3,519	859	8,689	5,865
Adjusted EBITDA	$11,796	$6,317	$39,666	$26,978

Non-GAAP Net Income and Non-GAAP Earnings Per Share ("EPS")	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net income, as reported	$1,599	$3,539	$1,932	$14,951
Pre-tax adjustments for Non-GAAP EPS:
Deferred revenue and other adjustments	516	-	2,226	-
Amortization of acquisition-related intangible assets	2,601	-	7,580	-
Stock-based compensation	1,146	1,383	4,023	3,998
Transaction-related costs	69	-	8,087	-
Non-cash interest expense	172	-	501	-
After-tax adjustments for Non-GAAP EPS:
Tax-effect of pre-tax adjustments, at 35%	(1,576)	(484)	(7,846)	(1,399)
Tax-effect of non-deductible transaction-related costs	(60)	-	1,410	-
Non-GAAP net income	$4,467	$4,438	$17,913	$17,550

Weighted average shares outstanding, diluted	13,327	11,091	13,224	11,074

Non-GAAP EPS	$0.34	$0.40	$1.35	$1.58

Explanation of Non-GAAP Financial Measures

We report our financial results in accordance with accounting principles generally accepted in the United States of America, or “GAAP.” However, management believes that, in order to properly understand our short-term and long-term financial and operational trends, investors may wish to consider the impact of certain non-cash or non-recurring items, when used as a supplement to financial performance measures that are prepared in accordance with GAAP. These items result from facts and circumstances that vary in frequency and impact on continuing operations. Management uses these non-GAAP financial measures in order to evaluate the operating performance of the Company and compare it against past periods, make operating decisions, and serve as a basis for strategic planning. These non-GAAP financial measures provide management with additional means to understand and evaluate the operating results and trends in our ongoing business by eliminating certain non-cash expenses and other items that management believes might otherwise make comparisons of our ongoing business with prior periods more difficult, obscure trends in ongoing operations, or reduce management’s ability to make useful forecasts. In addition, management understands that some investors and financial analysts find these non-GAAP financial measures helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors.

As such, to supplement the GAAP information provided, we present in this press release the following non-GAAP financial measures: Adjusted EBITDA, Non-GAAP net income, and Non-GAAP earnings per share (“EPS"). -END-

We calculate each of these non-GAAP financial measures as follows:

  Adjusted EBITDA – Adjusted EBITDA consists of GAAP net income (loss) as reported and adjusts for: (i) deferred revenue and other adjustments arising from purchase allocation adjustments related to the Healthland acquisition; (ii) depreciation; (iii) amortization of acquisition-related intangible assets; (iv) stock-based compensation; (v) non-recurrent expenses and transaction-related costs; (vi) interest expense and other, net; and (vii) the provision for income taxes, net of the cash benefits derived from the utilization of net operating loss carryforwards acquired in the Healthland acquisition.
  Non-GAAP net income – Non-GAAP net income consists of GAAP net income (loss) as reported and adjusts for (i) deferred revenue and other adjustments arising from purchase allocation adjustments related to the Healthland acquisition; (ii) amortization of acquisition-related intangible assets; (iii) stock-based compensation; (iv) non-recurrent expenses and transaction-related costs; (v) non-cash charges to interest expense and other; and (vi) the total tax effect of items (i) through (v). Adjustments to Non-GAAP net income also includes the after-tax effect of non-deductible transaction-related costs.
  Non-GAAP EPS – Non-GAAP EPS consists of Non-GAAP net income, as defined above, divided by weighted average shares outstanding (diluted) in the applicable period.

Certain of the items excluded or adjusted to arrive at these non-GAAP financial measures are described below:

  Deferred revenue and other adjustments - Deferred revenue and other adjustments includes acquisition-related deferred revenue adjustments, which reflect the fair value adjustments to deferred revenues acquired in business acquisitions. The fair value of deferred revenue represents an amount equivalent to the estimated cost plus an appropriate profit margin, to perform services related to the acquiree's software and product support, which assumes a legal obligation to do so, based on the deferred revenue balances as of the acquisition date. We add back deferred revenue and other adjustments for non-GAAP financial measures because we believe the inclusion of this amount directly correlates to the underlying performance of our operations.
  Amortization of acquisition-related intangible assets - Acquisition-related amortization expense is a non-cash expense arising primarily from the acquisition of intangible assets in connection with acquisitions or investments. We exclude acquisition-related amortization expense from non-GAAP financial measures because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributed to revenue in the periods presented and will contribute to future revenue generation, and the related amortization expense will recur in future periods.
  Stock-based compensation - Stock-based compensation expense is a non-cash expense arising from the grant of stock-based awards. We exclude stock-based compensation expense from non-GAAP financial measures because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods as a result of the timing and valuation of grants of new stock-based awards, including grants in connection with acquisitions. Investors should note that stock-based compensation is a key incentive offered to employees whose efforts contributed to the operating results in the periods presented and are expected to contribute to operating results in future periods, and such expense will recur in future periods.
  Non-recurring expenses and transaction-related costs - Non-recurring expenses relate to certain severance and other charges incurred in connection with activities that are considered one-time. Transaction-related costs are the non-recurring costs related to specific acquisitions (such as the Healthland acquisition). We exclude non-recurring expenses and transaction-related costs from non-GAAP financial measures because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods.
  Non-cash charges to interest expense and other - Non-cash charges to interest expense and other includes amortization of deferred debt issuance costs. We exclude non-cash charges to interest expense and other from non-GAAP financial measures because we believe these non-cash amounts relate to specific transactions and, as such, may not directly correlate to the underlying performance of our business operations.
  Cash benefits derived from the utilization of net operating loss carryforwards acquired in the Healthland acquisition – A significant portion of the fair value of the assets we acquired in the Healthland acquisition is comprised of federal and state net operating loss carryforwards of the acquired entities. We add utilized amounts in computing adjusted EBITDA to reflect the cash benefit received by the Company from the utilization of these significant assets as such benefits are generally excluded from GAAP measures of financial performance.
  After-tax effect of non-deductible transaction-related costs – Certain transaction costs incurred in the Healthland acquisition are non-deductible for federal income tax purposes as they are considered facilitative costs of the specific transaction. Similar to the treatment of non-recurring expenses and transaction-related costs, we exclude the after-tax effect of non-deductible transaction-related costs from non-GAAP net income because we believe (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and (ii) such expenses can vary significantly between periods.

Management considers these non-GAAP financial measures to be important indicators of our operational strength and performance of our business and a good measure of our historical operating trends, in particular the extent to which ongoing operations impact our overall financial performance. In addition, management may use Adjusted EBITDA, Non-GAAP net income and/or Non-GAAP EPS to measure the achievement of performance objectives under the Company’s stock and cash incentive programs. Note, however, that these non-GAAP financial measures are performance measures only, and they do not provide any measure of cash flow or liquidity. Non-GAAP financial measures are not alternatives for measures of financial performance prepared in accordance with GAAP and may be different from similarly titled non-GAAP measures presented by other companies, limiting their usefulness as comparative measures. Non-GAAP financial measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Additionally, there is no certainty that we will not incur expenses in the future that are similar to those excluded in the calculation of the non-GAAP financial measures presented in this press release. Investors and potential investors are encouraged to review the “Reconciliation of Non-GAAP Financial Measures” above.

CONTACT:
CPSI
Boyd Douglas, 251-639-8100
President and Chief Executive Officer